Exhibit 99.1

Accelerate Diagnostics Announces Collaboration for the Use of the Arc™ System in Combination With Bruker´s MALDI Biotyper®

Working together to bring rapid, automated microbial identification directly from positive blood culture samples

Tucson, Ariz. (November 27, 2023) – Accelerate Diagnostics, Inc. (NASDAQ: AXDX) an innovator of rapid in vitro diagnostics in microbiology, announced the signing of a collaboration and quality agreement with Bruker Corporation (NASDAQ: BRKR), the provider of the market-leading MALDI Biotyper system for microbial identification. This agreement enables both companies to validate the use of Accelerate Diagnostics’ Arc™ system, an innovative, automated positive blood culture sample preparation platform, with Bruker’s MALDI Biotyper® sirius instruments and Sepsityper® software for subsequent registration in both the US and EMEA markets.

Designed for clinical laboratories, the Arc™ system has a simple load-and-go workflow that automates direct from positive blood culture sample preparation for downstream microbial identification using Bruker’s MALDI Biotyper system. The Arc™ system enables on-demand processing of samples without the need for an overnight culture incubation, reducing the wait time for identification results. Labs will be able to leverage the breadth of their Bruker MALDI-Biotyper identification library in combination with rapid phenotypic antibiotic susceptibility results using the Accelerate Pheno® system, as well as with the Accelerate WAVE™ system which is currently under development and planned for future release.

The Arc™ system is designed to compete with molecular positive blood culture identification solutions. Namely, utilization of Bruker’s Biotyper system, in conjunction with the Arc™ system, offers the potential to reduce the likelihood of cross reactivity and false positive results that come with rapid molecular tests. In addition, the platform economics are more favorable with the Arc™ system as compared to on-market molecular platforms, especially when laboratories consider that approximately 30% of results are blood culture contaminants resulting in wasted expense. Finally, clinical laboratories are under pressure to run FDA cleared devices with increased legislation and enforcement of laboratory developed tests. As such, Accelerate has already initiated a clinical trial with intent to submit to the FDA over the coming months with the goal of seamless laboratory adoption.

“The total cost to rapidly identify organisms from positive blood cultures is significantly lower than what labs are paying today for a rapid molecular ID solution,” said Jack Phillips, President and CEO of Accelerate Diagnostics. “When you think of the extreme demand that labs are under today, the Arc™ system is a fast and inexpensive diagnostic tool which frees up technician hands and lab budgets to deliver actionable results in the race against sepsis. We look forward to working with Bruker, the recognized leader in mass spectrometry-based microbial identification, to bring this much needed solution to laboratories.”

“The combination of Bruker’s MALDI Biotyper with Accelerate Diagnostics’ Arc™ system to automate positive blood culture sample preparation and rapid microbial identification will be a valuable addition to many laboratories. Bruker welcomes this collaboration with Accelerate Diagnostics as both companies are committed to help laboratories in the important fight against sepsis with their leading products,” said Wolfgang Pusch, President, Bruker Microbiology & Infection Diagnostics.

About Accelerate Diagnostics, Inc. (Nasdaq: AXDX)

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. In addition to its Arc™ system, the Accelerate Pheno® system and Accelerate PhenoTest® BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared Pheno® system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1–2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The "ACCELERATE DIAGNOSTICS" and "ACCELERATE PHENO" and "ACCELERATE PHENOTEST" and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking or may have forward-looking implications, such as, among others: intentions and expectations relating to the collaboration and quality agreement with Bruker, including that the agreement will enable both companies to validate the use of Accelerate Diagnostics’ Arc™ system with Bruker’s MALDI Biotyper® sirius instruments and Sepsityper® software for subsequent registration in both the US and EMEA markets, as well as the anticipated benefit for laboratories using the platforms in conjunction; expectations regarding the potential or benefits of Accelerate Diagnostics’ products and technologies; expectations regarding new or planned products and technologies, including the anticipated timing of any releases, such as with respect to the Accelerate WAVE™ system currently under development; and intentions and plans relating to regulatory approvals or submission, including with respect to the U.S. Food and Drug Administration (FDA). Actual results or developments may differ materially from those projected or implied in these forward-looking statements due to significant risks and uncertainties, including, but not limited to general industry and market conditions, such as volatility throughout the global economy and the related impacts to the businesses of suppliers and customers, whether due to customer demand fluctuations, supply chain constraints and inflationary pressures or otherwise, as well as Accelerate Diagnostics’ ability to obtain any regulatory approvals. Other important factors that could cause Accelerate Diagnostics’ actual results to differ materially from those in its forward-looking statements include those discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” sections of the company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Except as required by federal securities laws, Accelerate Diagnostics undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

SOURCE Accelerate Diagnostics, Inc.